Exhibit 12.1

800 Connecticut Avenue NW, Suite 300 Washington, DC 20006 | (202) 869-0888 bevilacquapllc.com

September 4, 2026

Agentiq Sports 1 Series LLC

445 Bryant Street

San Francisco, CA 94107

Re:	Agentiq Sports 1 Series LLC — Regulation A Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as U.S. corporate and securities counsel to Agentiq Sports 1 Series LLC, a Delaware series limited liability company (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of the Company's Offering Statement on Form 1-A, as amended (the "Offering Statement"), under Regulation A promulgated under the Securities Act of 1933, as amended (the "Securities Act"). The Offering Statement relates to the offer and sale, on a best-efforts basis, of: (i) up to 100,000 units of limited liability company membership interest in Agentiq Sports 1 Series Ronny Cruz ("Series RC") at an offering price of $12.90 per unit (the "Series RC Units"), (ii) up to 100,000 units of limited liability company membership interest in Agentiq Sports 1 Series Esmerlyn Valdez Ramirez ("Series EVR") at an offering price of $28.21 per unit (the "Series EVR Units"), (iii) up to 10,000 units of limited liability company membership interest in Agentiq Sports 1 Series Justin Martinez ("Series JM") at an offering price of $35.30 per unit (the "Series JM Units"), and (iv) up to 50,000 units of limited liability company membership interest in Agentiq Sports 1 Series Carlos Virahonda ("Series CV") at an offering price of $5.10 per unit (the "Series CV Units" and, together with the Series RC Units, the Series EVR Units and the Series JM Units, the "Units"), each of Series RC, Series EVR, Series JM and Series CV being a designated series of the Company. For purposes of this opinion, references to "Units" include fractional Units recorded in increments of 0.01 Unit, each of which represents a proportionate interest in the applicable series and does not constitute a separate class or series of limited liability company interests.

In rendering the opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Certificate of Formation of the Company, as filed with the Secretary of State of the State of Delaware,(ii) the Amended and Restated Limited Liability Company Operating Agreement of the Company, as amended or supplemented to the date hereof (the "Operating Agreement"), (iii) the Amended and Restated Series Designation of Agentiq Sports 1 Series Ronny Cruz, dated August 4, 2026, the Amended and Restated Series Designation of Agentiq Sports 1 Series Esmerlyn Valdez Ramirez, dated August 4, 2026, the Series Designation of Agentiq Sports 1 Series Justin Martinez and the Series Designation of Agentiq Sports 1 Series Carlos Virahonda (collectively, the "Series Designations"), (iv) the form of Subscription Agreement relating to the Units (the “Subscription Agreement”), (v) the Offering Statement and the offering circular forming a part thereof (the “Offering Circular”), and (vi) such resolutions, records, certificates, instruments and other documents, and such questions of law, as we have considered necessary or appropriate for purposes of this opinion.

For purposes of this opinion, we have assumed, without independent investigation, (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authenticity and completeness of all documents submitted to us as originals, (iv) the conformity to authentic originals and completeness of all documents submitted to us as copies, (v) the accuracy and completeness of all certificates and other statements of fact delivered to us by officers or other representatives of the Company or the Manager, (vi) that the Company’s Certificate of Formation, the Operating Agreement and the Series Designations are in full force and effect and have not been amended except as reflected in the documents examined by us, and (vii) that the Company, the Manager and each other party to the documents examined by us will perform their respective obligations thereunder in accordance with their terms.

We have further assumed that, prior to the issuance of any Units, (i) the Offering Statement will have been qualified by the Commission and such qualification will remain in effect, (ii) the Manager will have duly authorized the issuance and sale of the applicable Units on the terms described in the Offering Statement, the Operating Agreement and the applicable Series Designation, (iii) the applicable Subscription Agreement will have been duly executed and delivered by the subscriber and accepted by the Manager on behalf of the applicable series, (iv) the applicable series will have received the consideration required for the Units, (v) the issuance of the Units and admission of each purchaser as a member associated with the applicable series will have been duly reflected in the Company’s books and records, in each case in accordance with the Offering Statement, the Operating Agreement, the applicable Series Designation and the Subscription Agreement, and (vi) with respect to any series offering having a Minimum Offering Amount, that subscriptions for the applicable Minimum Offering Amount will have been accepted and the related subscription funds released from escrow to the applicable series in accordance with the Offering Statement and the applicable escrow arrangements.

Our opinion is limited to the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq. (the “DLLCA”), as in effect on the date hereof, and the reported judicial decisions interpreting the DLLCA. We express no opinion as to the laws of any other jurisdiction or as to any federal or state securities, tax, antitrust, investment company, investment adviser, broker-dealer or other regulatory laws, rules or regulations. We express no opinion with respect to any Units that may be issued upon conversion of any convertible securities described in the Offering Statement.

PG. 2 September 4, 2026

Based upon and subject to the foregoing, we are of the opinion that, when the Units have been issued and sold in the manner described in the Offering Statement, the Operating Agreement, the applicable Series Designation and the Subscription Agreement, and upon receipt by the applicable series of the consideration required therefor, the Units will be validly issued, fully paid and nonassessable limited liability company interests in the applicable series of the Company. Holders of the Units will have no obligation to make further capital contributions to the applicable series solely by reason of their ownership of the Units, except as may be required by the DLLCA or the Operating Agreement, including with respect to the return of distributions made in violation thereof.

This opinion is furnished solely in connection with the filing of the Offering Statement and may not be relied upon for any other purpose or by any other person without our prior written consent. No opinion may be inferred or implied beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion as Exhibit 12.1 to the Offering Statement and to the reference to our firm under the caption “Legal Matters and Auditors” in the Offering Circular. This consent is included in this opinion for purposes of Exhibit 11.2 to the Offering Statement.

This opinion speaks only as of its date. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

Very truly yours,

Bevilacqua PLLC

By:	/s/ Lou Bevilacqua
Louis A. Bevilacqua
Managing Member